UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 18, 2007

PEOPLES BANCORP
(Exact name of registrant as specified in its charter)

INDIANA	000-18991	35-1811284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 West Seventh Street, Auburn, Indiana		46706
(Address of principal executive offices)		(Zip Code)

(260) 925-2500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreements

On December 18, 2007, Peoples Bancorp (the “Company”) and Peoples Federal Savings Bank of DeKalb County, the Company’s wholly owned subsidiary (the “Bank”), and the officers noted below entered into amendments to previously disclosed employment agreements, each of which amendments is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.  These amendments were considered and approved by the Boards of Directors of the Company and the Bank.

In each case, the amendments will effect changes in order to comply with the requirements and final regulations of Section 409A of the Internal Revenue Code of 1986, as amended, adding required language relating to separation from service, restrictions on timing of payment of benefits to “specified employees” under Section 409A, and clarifying the payment of benefits in the event of a change in control, among other things. The agreements revise the definition of change in control to be consistent with the definition of such term in Section 409A, and also now provide that the officer may terminate his employment voluntarily within 12 months of a change in control (as defined in the agreements) and still retain the right to receive severance payments. Each agreement was also amended to clarify the definition of a disability.

Officer and Title	Amendment	Exhibit No.
Maurice F. Winkler, III Director, President and Chief Executive Officer of Company and Bank	Employment Agreement	10.1
Steven H. Caryer Vice President and Chief Financial Officer of Company and Bank	Employment Agreement	10.2

New Employment Agreement

On December 18, 2007, the Boards of Directors of the Company and the Bank considered and approved an Employment Agreement for Jeffrey H. Gatton, the Senior Vice President and Chief Operating Officer of the Company and the Bank.  Mr. Gatton, the Company and the Bank entered into the Employment Agreement (“Gatton Employment Agreement”) on December 18, 2007.

The Gatton Employment Agreement has a three-year term, and it may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties.  The original effective date of the agreement is December 18, 2007.  The agreement provides for a base salary of $102,500 per year.  Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executives of the Bank, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

The employment agreement for Mr. Gatton contains provisions similar to those of Mr. Winkler and Mr. Caryer regarding terminations of employment, including in the event of a change of control of the Company (as defined in the agreement in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended).  The agreement provides that the executive may terminate his employment upon 60 days notice upon the occurrence of one of the events specified in the agreement.  The Company may terminate the employment of the executive upon the occurrence of certain specified events or at any time for cause (as defined in the agreement).  If the Company terminates an executive’s employment other than for cause or if the executive terminates his employment upon the occurrence of the events specified in the agreement, the agreement provides for the executive to receive an amount equal to his base salary for each year remaining under the term of the agreement plus bonuses in an amount equal to the last bonus received multiplied by the number of years remaining under the term of the agreement, as well as the value of any medical and retirement benefits provided under the agreement for each year or portion thereof remaining in the term of the agreement, but such amounts are subject to deferment for minimum capital maintenance purposes.  In the event the executive’s employment is terminated by the Company or the executive for any reason other than for cause within 12 months following a change of control, then the executive will receive an amount equal to 2.99 times his base salary, plus the amount of any bonus compensation earnings during the 2.99 years immediately preceding the change of control, plus certain other benefits.  In addition, any unvested options held by an executive will vest if his employment is terminated as a result of a change of control.

Under the employment agreement, the executive is eligible to receive such benefits as are made available to other senior executives of the Bank.

The Gatton Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement (Maurice F. Winkler, III)
10.2	Employment Agreement (Steven H. Caryer)
10.3	Employment Agreement (Jeffrey H. Gatton)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 19, 2007	PEOPLES BANCORP

	By:	/s/ Steven H. Caryer
Steven H. Caryer, Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location
10.1	Employment Agreement (Maurice F. Winkler, III)	Attached
10.2	Employment Agreement (Steven H. Caryer)	Attached
10.3	Employment Agreement (Jeffrey H. Gatton)	Attached

5